FOR IMMEDIATE RELEASE
Contact: Melanie Clabaugh
814.728.7328
melanie.clabaugh@northwest.com
www.northwest.com

Northwest Names Reitzes Executive Vice President, Head of Commercial Banking

WARREN, PENNSYLVANIA, AUGUST 7, 2019- Mark T. Reitzes has been named Executive Vice President and Head of Commercial Banking for Northwest Bank, according to Ronald J. Seiffert, Northwest Chairman, President and CEO.

In his role, Mr. Reitzes will develop and execute Northwest’s commercial banking strategy, including a comprehensive and consistent sales delivery model across the bank’s footprint, as well as new commercial products and services.

During his 36-year career, Mr. Reitzes has gained extensive knowledge and experience serving in various roles in commercial and retail banking, including Commercial Banking Division Head and, subsequently, Regional President, for Huntington National Bank’s Southern Ohio/Kentucky Region. Mr. Reitzes also served as President and CEO of Cheviot Savings Bank, a $575 million community bank in Cincinnati. His background also includes supervisory regulatory experience with The Office of Thrift Supervision (OTS) and with the Cincinnati office of KPMG as a CPA in the Financial Institutions practice.

Mr. Reitzes has also provided expert testimony before the United States Congressional House Banking Committee and was recognized as an EY Leading Financial Executive, Cincinnati Magazine’s Power 100 and Cincinnati Magazine’s Leading Influencer of Greater Cincinnati.

In making the announcement, Mr. Seiffert said, “Mr. Reitzes is an experienced banker with an extensive commercial background. He will add a tremendous amount of value to our organization and is uniquely qualified to lead our Commercial Banking efforts as we continue to profitably grow and expand.”

Mr. Reitzes is a graduate of the University of Cincinnati and The Ohio State University Fisher College of Business Executive Leadership program. He is a member of the American Institute of CPAs and the Ohio Society of CPAs.

About Northwest Bank
Northwest Bank operates 172 full-service offices and ten free-standing drive through locations. Founded in 1896, Northwest offers a complete line of personal and business banking products including employee benefits, investment management services, insurance and trust. Northwest Bancshares, Inc. is the holding company of Northwest and is listed on the NASDAQ Global Select Market as NWBI. More information about Northwest can be found online at www.northwest.com.

###